Exhibit 10.13

                              EMPLOYMENT AGREEMENT

      This sets forth the Employment Agreement ("Agreement") made effective as of August 31, 2001 between Anaren Microwave, Inc. ("Employer"), a New York corporation with its principal place of business at 6635 Kirkville Road, East Syracuse, New York 13057, and Raymond Simione ("Mr. Simione" or "Employee"), an individual currently residing at 18 Camelot Rd., Windham, New Hampshire 03087.

                                    RECITALS

      A. Amitron, Inc. ("Amitron") is based in North Andover, Massachusetts and is in the business of manufacturing multi-layer ceramic micro-electronic circuits (the "Business").

      B. Mr. Simione co-founded Amitron and currently serves as its President and Chief Operating Officer.

      C. Anaren intends to purchase the outstanding stock of Amitron.

      D. Anaren desires to retain Mr. Simione in its employment to continue to oversee and manage Amitron's business operations.

      E. In entering into this Agreement, Anaren desires to ensure Mr. Simione's continued employment after Anaren purchases the outstanding stock of Amitron and to reinforce and encourage the continued dedication of Mr. Simione to Amitron and to Anaren.

                                      TERMS

      IN CONSIDERATION of the mutual covenants and representations contained herein, and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

      1. Employment.

            (a) Term. Employer shall employ Employee, and Employee shall continue to serve, as President of Amitron and as a Vice President of Employer for a period commencing on August 31, 2001 and ending on June 30, 2006 ("Period of Employment"), subject to earlier termination as provided in this Agreement.

            (b) Salary. During the period August 31, 2001 through November 1, 2002, Employer shall pay Employee base salary at an annual rate of $183,000 ("Base Salary"). Employee's Base Salary for the period November 2, 2002 through November 1, 2003 and for each succeeding 12 month period through June 30, 2006, shall be determined by Mark Burdick, Employer's Vice President and General Manager, subject to approval by Employer's Board of Directors, but shall not be set below $183,000 annually. Employee's Base Salary is payable in accordance with Amitron's regular payroll procedures for executive employees.

            (c) Title/Office Location. Employee shall retain the title of President of Amitron, Inc. and shall also be a Vice President of Employer reporting directly to Mark Burdick, Employer's Vice President and General Manager. At all times during the Period of Employment, Employee's office shall be located at Amitron's offices which shall not be located more than forty (40) miles from North Andover, Massachusetts or Mr. Simione's principal residence. In the event Amitron's offices are relocated beyond the geographic boundaries provided for in this paragraph, and Mr. Simione elects not to continue his employment, Mr.


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

Simione will be entitled to severance pay and the other fringe benefits provided for in paragraph 1(e) below for eighteen (18) months, but in no case shall severance pay and benefits be provided for any period beyond the time period Mr. Simione would have received had Amitron's offices not been relocated.

            (d) Incentive Bonuses. Employee shall be eligible for annual incentive bonuses, beginning with Employer's fiscal year 2002 pursuant to the terms of the Management Incentive Plan which has been approved by the Board of Directors of Employer to cover key management personnel of Employer. Employee's target bonus shall be 30% of his Base Salary. Incentive awards shall be based on a combination of corporate and Amitron's performance measured against pre-established goals.

            (e) Severance Pay. Upon Employee's termination at any time after the expiration of the Period of Employment, Employee shall be entitled to be paid, as severance compensation, six months of the Base Salary in effect at that time. Payments required pursuant to the preceding sentence shall be paid in accordance with Amitron's regular payroll procedures. For any period during which Employee's Base Salary is continued as severance compensation, Employee shall be eligible to continue to participate in Amitron's group health benefit and group short and long term disability and term life insurance plans and Employer's 401(k) and other benefit plans as if Employee was an active, full time employee. Employee's right to "COBRA" continuation coverage shall commence the month following the end of the period during which Employee received severance compensation and continued health benefits.

      2. Duties During The Period Of Employment.

            (a) Employee shall have full responsibility, subject to the reasonable direction of Mr. Burdick and Employer's President and CEO for the management of all aspects


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

of Amitron's Business, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee which duties and responsibilities shall be commensurate and appropriate for Employee's position as President of Amitron and Vice President of Anaren. Employee shall devote his full working time and reasonable best efforts to the business and affairs of Amitron and Employer, in accordance with his senior management position, except during any period of illness or incapacity; provided, however, that nothing herein shall preclude Employee from spending reasonable amount of time consulting with the management of Amitron-West, Inc. d/b/a Laser Processing Technology ("LPT") consistent with Employee's past experience and his equity ownership position in LPT, and to engage in charitable or community activities, provided that such activities on behalf of LPT or any charity or civic organization collectively do not unreasonably interfere with the performance of his duties under this Agreement.

      3. Fringe Benefits.

            (a) Benefit Plans. During the period of employment, Employee will continue to be eligible to participate in any Amitron or Employer sponsored pension benefit plans (as determined and defined under Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended), Amitron's paid group life insurance plans, medical plans, dental plans, short term and long term disability plans, business travel insurance programs and other fringe benefit programs maintained by Amitron for the benefit of its executive employees. Participation in any of Amitron's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs. Employee shall also be eligible to receive annual stock option grants pursuant to Employer's Incentive Stock Option Plan. It is anticipated that Amitron's current 401(k) plan will be merged


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

with Anaren's 401(k) plan on or about January 1, 2002, and at that time, Mr. Simione will be eligible to participate in Anaren's 401(k) plan.

            (b) Expenses. Upon submission to Amitron of vouchers or other required documentation, Employee shall be reimbursed for Employee's actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties.

            (c) Automobile Expenses. Amitron shall pay Employee on or about September 4, 2001, a one time lump sum payment of Twenty Thousand Dollars ($20,000) in lieu of an automobile expense allowance after the date of this Agreement.

            (d) Other Benefits. During the Period of Employment, Employee shall be entitled to receive paid vacation of 4 weeks during each calendar year and any holidays that may be provided to all employees of Amitron. For the balance of calendar year 2001, Employee shall be entitled to three (3) weeks of paid vacation.

      4. Stock Options.

            (a) Concurrent with execution of this Agreement, Employer shall grant to Employee, ten thousand (10,000) stock options with an exercise price equal to the closing price of Employer's stock at the close of business on the date immediately proceeding the grant date pursuant to Employer's Qualified Incentive Stock Option Plan. The aforementioned Stock Options shall vest at a rate of twenty (20%) percent per year and shall be exercisable by Employee upon vesting.

            (b) Future grants. Employer's President and CEO shall request annually of the Compensation Committee of the Board of Directors of Employer that Employee be granted additional Employee stock options to purchase shares of common stock of Employer.


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

It is understood, however, that the Board of Directors maintains total discretion as to all future option grants.

      5. Termination. The Period of Employment shall be subject to termination prior to June 30, 2006 as follows:

            (a) Termination Upon Death. The Period of Employment shall terminate upon Employee's death. In the event this Agreement is terminated as a result of Employee's death, Employer shall continue payments of Employee's Base Salary for a period of ninety (90) days following Employee's death to the beneficiary designated by Employee on the "Beneficiary Designation Form" attached to this Agreement as Appendix A. Employer shall treat as immediately fully vested and exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit the beneficiary to purchase the balance of Employer's common stock not yet purchased pursuant to said options until the end of the one year period that follows Employee's date of death.

            (b) Termination Upon Disability. Employer may terminate this Agreement upon Employee's disability. For the purpose of this Agreement, Employee's inability to perform Employee's regular duties by reason of physical or mental illness or injury for a period of twenty-six (26) successive weeks ("Disability Period") shall constitute "Disability." The determination of Disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the determination of Disability shall be submitted to Arbitration in accordance with the rules of the American Arbitration Association, and the decision of the Arbitrator shall be binding on both parties.


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

                  (i) During the Disability Period, Employee shall be entitled to 100% of Employee's Base Salary, reduced by any other benefits to which Employee may be entitled for the disability period on account of such disability, including, but not limited to, benefits provided under Massachusetts Compensation law.

                  (ii) Upon termination pursuant to this Disability provision, Employer shall treat as immediately fully vested and exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of Employer common stock not yet purchased pursuant to said options until the end of the one year period following Employee's termination due to Disability.

            (c) Termination for Cause. Employer may terminate Employee's employment immediately for "Cause" by written notice to Employee. For purpose of this Agreement, termination shall be for "Cause" if the termination results from any of the following events:

                  (i) material and willful breach by Employee of this Agreement which is not cured by Employee within 10 days after receipt of written notice of such breach specifying the nature of such breach in detail;


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

                  (ii) misappropriating any funds or property of Amitron or Employer, or attempting to obtain any personal benefit from any transaction to which Amitron or to Employee's knowledge, Employer is a party or from any transaction with any third party in which Employee has an interest which is adverse to the interest of Amitron or to Employee's knowledge, Employer, unless in either case, Employee shall have first obtained the written consent of the Employer's Vice President and General Manager (but excluding any bona fide, arm's length transaction between LPT and Amitron pursuant to any contractual arrangements between Amitron and LPT existing as of the date of this Agreement);

                  (iii) conviction of felony; or

                  (iv) documented repeated failure to follow the reasonable, written instructions of Employer's Vice President and General Manager after prior written warning.

      Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for "Cause", Employee shall forfeit all rights to receive future payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary will be paid to Employee through the date of termination.


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

            (d) Termination by Employer for Reasons Other Than Cause. In the event Employer terminates Employee for reasons "Other Than Cause", Employee shall be entitled to:

                  (i) the greater of (A) severance pay determined in accordance with the provisions of Section 1(e) of this Agreement, or (B) Employee's regular Base Salary for the balance of the Period of Employment had the Period of Employment not been terminated;

                  (ii) continued participation in Amitron's group health benefit and group short and long term disability insurance plans and Employer's 401(k) and other benefit plans, as if Employee was an active, full time employee for the severance pay period described above, with "COBRA" continuation coverage to commence the month following the end of the period during which Employee receives severance compensation and continued health benefits.

                  (iii) exercise all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of Employer common stock not yet purchased pursuant to said options until the end of the one year period following Employee's termination; and


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

                  (iv) receipt of the payments and benefits provided in paragraphs (i) and (ii) above is expressly conditioned on Employee executing a complete general release in favor of Employer, Amitron, and their officers and directors, in their individual and representative capacities, (collectively "the Releasees") which will provide a total bar against all claims against the respective Releasees related to Employee's employment and the termination of that employment.

      6. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all legally required taxes and any benefit contributions required by law.

      7. Covenants.

            (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secrets (collectively "proprietary information") acquired in the course of Employee's employment by Amitron or by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce this provision. Employer's right to obtain injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Employee commits to use his reasonable efforts commensurate with his position to prevent the publication or disclosure of any trade secret or


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

any proprietary information concerning the business or finances of Employer or Employer's subsidiaries or affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of its duties on behalf of Employer, provided, however, that the foregoing covenants in this Section 7(a) shall not apply to any proprietary information which (i) becomes generally available to the public or the industries of Amitron and Employer other than as a result of a disclosure thereof by Employee in violation of this Agreement; (ii) was or becomes available to the Employee from a source other than Employer or Amitron, which source, if a third party, is under no legal or contractual restraint on his or its disclosure thereof to Employee; or (iii) which Employee is obligated to disclose in accordance with any applicable law or pursuant to any lawful subpoena. If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any proprietary information, it is agreed that Employee will provide Employer with prompt notice of such request(s) so that Employer may seek an appropriate protective order and if unsuccessful in obtaining a protective order by the time employee is compelled to disclose any proprietary information, the Employer shall be deemed to waive Employee's compliance with the provisions of this
Section 7(a).

            (b) Upon execution of this Agreement, Employee will properly execute a copy of Employer's Confidential and Proprietary Information Agreement (attached as Exhibit B).

            (c) No Competition.

                  (i) During the Period of Employment and for the time period specified in Section 7(c)(ii) below, Employee shall not, directly or indirectly, own, manage, operate, control or


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

                        participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business which is engaged in (A) any business which is competitive with the business of Amitron as it is now conducted or which may hereafter be conducted by Amitron during the Period of Employment or (B) in any business now conducted by Employer or hereafter conducted by Employer during the Period of Employment, provided that Employee has been materially involved in such business conducted by the Employer or has had access to confidential information with respect to such business of the Employer ("a Competitive Operation").

                  (ii) The foregoing obligations of Employee under Section 7(c)(i) shall cease and terminate, and be of no further force and effect on the later of (A) August 31, 2006,
                        (B) the last day on which Employee receives severance pay in accordance with the provisions of this Agreement or (C) the expiration of two (2) years after the date of the termination of Employee's employment unless the reason is


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

                        without cause, in which case one (1) year after the date of termination.

                  (iii) It is expressly understood that Employee currently is an equity owner of LPT and Employee from time to time consults with LPT's management on various operational and business related issues. It is additionally understood that LPT is engaged in the laser services industry, providing laser drilling and ceramic machining services, including, but not limited to, CO(2) laser processing (cutting and drilling), high temperature annealing, automated inspection, laser coating to protect material surfaces and optical alignment (all of the foregoing being hereafter referred to as the "Excluded Business"). It is further understood that the "Excluded Business" does not include the manufacture or selling of thick film ceramic circuits or components. Notwithstanding anything to the contrary contained herein, none of the provisions set forth in this Section 7(c) shall in any manner be deemed to preclude, prohibit or restrict in any manner Employee (a) during and after Employee's employment with Employer, from owning any equity interest in, or acting as a director of the Excluded Business and (b) after the termination of Employee's employment, engaging in any services of any


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

                        nature on behalf of the Excluded Business or engaging in any other business which may be in the future conducted by LPT provided that such future business do not constitute a Competitive Operation.

                  (iv) Ownership by Employee of not more than 2% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

                  (v) Employee agrees that the foregoing obligations of Employee under this Section 7(c) are entered into by Employee in conjunction with Employer's purchase of the outstanding stock of Amitron, and that the scope and breath of the above covenant not to compete is fair and reasonable and shall therefore be enforceable.

            (d) Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 7, Employer may offset any damages, including but not limited to attorneys' fees awarded by the final non-appealable decree or order of an arbitrator pursuant to paragraph 14 below by reason of such breach against any and all severance benefits payable to Employee under paragraph 1(e) hereof in addition to any and all other remedies available to Employer under law or in equity.

      8. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Employee at his residence, and to Employer at P.O. Box 178, 6635 Kirkville Road, E. Syracuse, New York 13057 or at such other addresses as either Employee or Employer may, by similar notice, designate.


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

      9. Rules, Regulations and Policies. Employee shall abide by and comply with all of the material rules, regulations, and policies of Employer, which are not inconsistent with this Agreement, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the Securities and Exchange Commission and the NASDAQ.

      10. No Prior Restrictions. Employee affirms and represents that Employee is under no obligation to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

      11. Return of Employer's Property. After Employee has received notice of termination or at the end of the term of this Agreement whichever first occurs, Employee shall immediately return to Employer all documents and other property in his possession belonging to Amitron.

      12. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions or any part thereof contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted, and further provided that with respect to the duration of the "no competition" covenants in Section 7, if a court of competent jurisdiction deems any period provided in Section 7 as "excessive", the parties intend that the applicable provision will remain valid and enforceable for whatever period the court deems appropriate.


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

      13. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

      14. Disputes. The exclusive forum to resolve any dispute involving the interpretation or application of this Agreement shall be to binding arbitration pursuant to the rules and procedures of the American Arbitration Association to be held in Syracuse New York except that the "non-prevailing" party shall be liable to pay the costs and reasonable attorney's fees of the prevailing party. To the extent that the parties can not agree as to who the "non prevailing" party is, the Arbitrator shall retain jurisdiction exclusively to decide that issue. The Arbitrator shall have no jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. The award rendered by the Arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any New York court having jurisdiction.

      15. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon, and shall inure to the benefit of the successor of Employer through merger, acquisition of all or substantially all the assets of Employer, or corporate reorganization.

      16. Miscellaneous.

            (a) This Agreement constitutes the entire understanding and agreement between the parties with respect to Employee's employment with Employer and shall supersede all prior understandings and agreements.

            (b) This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by the parties.


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

            (c) The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or permitted assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

            (d) The provisions of paragraph 7 and any other provisions of this Agreement that by their terms survive the termination of this Agreement or Period of Employment shall survive the termination of this Agreement.

      17. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one in the same instrument.

Dated:                                ANAREN MICROWAVE, INC.

                                      By:
                                         --------------------------------------
                                         Lawrence A. Sala
                                         President and CEO

Dated:

                                         --------------------------------------
                                         Raymond Simione


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

                                   APPENDIX A

                          BENEFICIARY DESIGNATION FORM

      Pursuant to the Employment Agreement between ANAREN MICROWAVE, INC. and RAYMOND SIMIONE dated as of ________ ____, 2001 ("Agreement"), I, Raymond Simione hereby designate ___________________________, my spouse, as the beneficiary of amounts payable upon my death in accordance with paragraph 5 of the Agreement. My beneficiary's current address is the same as mine.

Dated:
      --------------------               --------------------------------------
                                         Raymond Simione

-------------------------
         Witness


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